Exhibit 10.1

SEITEL, INC.

RETENTION BONUS PROGRAM FOR KEY EMPLOYEES

The Board of Directors of Seitel, Inc., a Delaware corporation (the "Company"), established the Strategic Financial Alternatives Committee (the "SFA Committee") to evaluate strategic alternatives available to the Company and to take action with respect thereto, including actions regarding management compensation. Alternatives that may be considered include a merger or other form of business combination constituting a "Change in Control" (as defined below in Section 1(c)) of the Company.  The SFA Committee, in performing its functions has required and will require the support of certain key members of management.  In light of the distraction and additional effort that has been and will be required of certain key employees of the Company in assisting the SFA Committee, the SFA Committee has determined that it is in the best interests of the Company and its stockholders to take action intended to ensure that the Company and its subsidiaries will continue to receive the full, undistracted attention and dedication of these key employees, notwithstanding the possibility of the occurrence of a Change in Control.  Therefore, in order to retain such employees and to diminish the extent to which the possibility of a Change in Control would otherwise distract certain key employees of the Company and its subsidiaries from the efficient discharge of their responsibilities to the Company and its subsidiaries, the SFA Committee hereby adopts the Program described below effective as of September 8, 2006 ("Effective Date").

1.              Definitions.  In addition to the definitions contained elsewhere herein, the following terms shall have the meaning ascribed to them in this section.

(a)       "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such rule.

(b)       "Cause" shall mean:

(i)        willful misconduct or gross negligence by a Key Employee in the performance of his duties under his Employment Agreement with the Company or its subsidiaries, if any ("Employment Agreement"):

(ii)       breach of  his Employment Agreement by a Key Employee, which, if curable, is not substantially cured to the satisfaction of the Company as determined by the Company in its sole discretion within ten (10) days after the Key Employee's receipt of written notice from the Company of such breach;

(iii)      failure by a Key Employee to perform his duties and responsibilities as an employee of the Company or its subsidiaries, if not cured to the satisfaction of the Company determined by the Company within ten (10) days after Key Employee's receipt of written notice from the Company of such breach, other than a failure resulting from Key Employee's incapacity due to Disability;

(iv)      a material violation by a Key Employee of the Company's Code of Business Conduct or the Company's policies or procedures; or

(v)       conviction of a Key Employee of, or a plea of nolo contendere to, a felony, or his engagement in fraud or other willful misconduct which is injurious to the business or reputation of the Company.

(c)       A "Change in Control" shall be deemed to have occurred if:

(i)        any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60)-day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (except that an acquisition of original issue securities directly from the Company shall not be deemed an acquisition for purposes of this clause (i));

(ii)       during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)      the consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

(iv)      the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company, in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v)       any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

(d)       "Disability" shall mean a Key Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of ninety (90) days during any twelve (12) month period as determined by the Company.  The Key Employee agrees to submit to any examination that is necessary for a determination of Disability and agrees to provide any information necessary for a determination of Disability, including any information that is protected by the Health Insurance Portability and Accountability Act.

(e)       "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(f)       "Good Reason" shall mean the occurrence of any of the following before the termination of the Program without the Key Employee's consent:

(i)        a material diminution in a Key Employee's title, responsibilities and duties as normally-associated with the position held with the Company or its subsidiaries as of the Effective Date;

(ii)       a reduction in a Key Employee's base salary;

(iii)      a change in reporting structure so that a Key Employee who reports to the Board or President of the Company no longer does so; or

(iv)      the relocation of a Key Employee's principal place of employment to a location more than fifty (50) miles from his principal place of employment with the Company on the Effective Date.

Anything herein to the contrary notwithstanding, a Key Employee shall not be entitled to resign for Good Reason unless the Key Employee gives the Company written notice of the event constituting "Good Reason" within sixty (60) days of the occurrence of such event and the Company fails to cure such event within thirty (30) days after receipt of such notice.

(g)       "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a "group" as defined in Section 13(d) thereof.

(h)       "Program" shall mean the Seitel, Inc. Retention Bonus Program for Key Employees established hereby, as amended from time to time.

2.              Employees Covered.  The Program shall only cover the employees of the Company and its subsidiaries who are listed on Exhibit "A" attached hereto (collectively, the "Key Employees" and individually a "Key Employee").

3.              Condition to Benefits Being Payable.  Subject to additional conditions set forth in Section 4 below, no benefits shall be payable under this Program to a Key Employee unless there shall have been a Change in Control.

4.              Benefits.  Except as provided in Section 4(d) below:

(a)      First Retention Bonus.  A Key Employee (i) who continues as an employee of the Company or its subsidiaries through the occurrence of a Change in Control, (ii) whose employment with the Company or its subsidiaries is involuntarily terminated by the Company or its subsidiaries within sixty (60) days before the occurrence of a Change in Control for any reason other than for Cause, or (iii) whose employment with the Company or its subsidiaries is terminated within sixty days (60) days before the occurrence of a Change in Control on account of the Key Employee's death or Disability, shall receive, and the Company shall pay in cash, in one lump sum, within sixty (60) days of the first to occur of the Change in Control or termination of employment, the amount set forth opposite such Key Employee's name under the column titled "First Retention Bonus" on Exhibit "A".

(b)      Second Retention Bonus.  A Key Employee who continues as an employee of the Company or its subsidiaries through the first anniversary of the Change in Control shall receive, and the Company shall pay in cash, in one lump sum, the amount set forth opposite such Key Employee's name on Exhibit "A" under the column titled "Second Retention Bonus," and such bonus shall be paid within sixty (60) days of the first anniversary of the Change in Control. A Key Employee (i) who terminates his employment with the Company or its subsidiaries for Good Reason after a Change in Control, but before such first anniversary of the Change in Control, (ii) whose employment with the Company or its subsidiaries is involuntarily terminated by the Company or its subsidiaries after a Change in Control for any reason other than for Cause, but before such first anniversary of the Change in Control, or (iii) whose employment with the Company or its subsidiaries is terminated after the Change in Control, but before the first anniversary of the Change in Control on account of the Key Employee's death or Disability, shall receive, and the Company shall pay in cash, in one lump sum, the amount set forth opposite such Key Employee's name on Exhibit "A" under the column titled "Second Retention Bonus,"  and such bonus shall be paid no earlier than the date which is six (6) months following the date of Key Employee's termination of employment described in clauses (i), (ii) or (iii) above but no later than eight (8) months following the date of such termination of employment.

(c)      The amounts payable under this Section 4 shall be payable whether or not the Key Employee secures new employment, and shall not be reduced or offset in any manner.

(d)      Notwithstanding anything herein to the contrary, if a Key Employee's employment is terminated by the Company or its subsidiaries for Cause, the Key Employee shall not be entitled to the payment of any of the benefits under this Section 4.

5.              Non-Exclusivity of Rights.  Nothing in this Program shall prevent or limit Key Employee's continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company or any of its subsidiaries and for which Key Employee and/or Key Employee's family may qualify, nor shall anything herein limit or otherwise affect such rights as Key Employee and/or Key Employee's family may have under any agreements with the Company or any of its subsidiaries.  Amounts which are vested benefits or which Key Employee and/or Key Employee's family is/are otherwise entitled to receive under any plan, program, arrangement, or policy of the Company or any of its subsidiaries shall be payable in accordance with such plan, program, arrangement or policy.

6.              No Offset or Mitigation.  The Company's obligation to make the payments provided for in this Program and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Key Employee or others.  In no event shall Key Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Key Employee under any of the provisions of this Program.

7.              Notice to Key Employees.  All notices, reports and statements given, made, delivered or transmitted to any person eligible to receive benefits under this Program or to any person claiming eligibility under this Program shall be deemed to have been duly given, made or transmitted when mailed by first class mail with postage prepaid and addressed to such person at his address as last known to the Company.  Any person may record any change of his address from time to time by written notice filed with the Company.

8.              Records.  The Company shall keep or cause to be kept all books of account, records and other data as may be necessary or advisable in its judgment for the administration of this Program.

9.              Controlling Law.  This Program shall be construed and enforced according to the internal laws of the State of Delaware to the extent not preempted by Federal law, which shall otherwise control.

10.           Amendments; Termination.  The Company reserves the right to amend, modify, suspend or terminate the Program at any time; provided that no such amendment, modification, suspension or termination after the occurrence of a Change in Control that has the effect of reducing or diminishing the right of any Key Employee shall be effective without the written consent of the Key Employee.  This Program shall terminate on the first anniversary of the Effective Date if no Change in Control shall have occurred by that date.  If a Change in Control shall have occurred prior to the first anniversary of the Effective Date, this Program shall terminate on the second anniversary of the Change in Control.

11.           Assignability by the Company.  This Program shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Program.  As used in this Program, the term "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes to perform this Program by operation of law, written agreement or otherwise.

12.           Assignability by Key Employees.  It is a condition of this Program, and all rights of each person eligible to receive benefits under this Program shall be subject hereto, that no right or interest of any such person in this Program shall be assignable or transferable in whole or in part, except by operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

13.           Withholding.  The Company may withhold from any amount payable or benefit provided under this Program such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulations.

14.           Limitation of Rights.  A person eligible to receive benefits under this Program shall have the right only to the benefits described in this Program on the terms and conditions herein provided.

15.           Gender and Plurals.  Wherever used in this Program document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

(signature page to follow)

           IN WITNESS WHEREOF, the undersigned has executed and delivered these presents, thereunto directly authorized, this 8th day of September, 2006.

                                                                             SEITEL, INC.

                                                                             /s/ Robert D. Monson

                                                                             Robert D. Monson

                                                                             President and Chief Executive Officer

Exhibit "A"

Seitel, Inc.

Retention Bonus Program

For Key Employees

Exhibit "A"

Key Employee Name	First Retention Bonus	Second Retention Bonus
Robert Monson	$758,000	$758,000
William Restrepo	$283,500	$283,500
Kevin Callaghan	$444,000	$444,000
Robert Simon	$349,500	$349,500
Marcia Kendrick	$178,500	$178,500
Garis Smith*	$211,000	$211,000
R. Sides	$137,000	$137,000
R. Kelvin	$137,000	$137,000

*Amounts in Canadian dollars